Exhibit 5

WHITE WHITE & VAN ETTEN PC

45 School Street

Boston, MA 02108

June 22, 2015

CPS Technologies Corp.

111 South Worcester Street

Norton, Massachusetts 02766

Ladies and Gentlemen:

We have assisted CPS Technologies Corp. (the “Company”), a Delaware corporation, in the preparation of Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Registration Statements on Form S-8, Registration Nos. 333-163553 and 333-204211 (together, the “Registration Statements”), to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for the purpose of registering with the Commission the offering for resale of up to 1,300,000 shares (the “Shares”) of the Company’s Common Stock, par value $0.01 per share, issuable under the Company’s Amended and Restated 2009 Stock Incentive Plan (the “Plan”), by directors and officers of the Company.

This opinion is being delivered to you in connection with the Post-Effective Amendment.

We have examined the Certificate of Incorporation of the Company (as amended and restated to date), the By-Laws of the Company (as amended and restated to date), the Plan, the Registration Statements, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company relating to the Registration Statements and the Plan.

In examination of the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies, and the authenticity of the originals of any such documents. We have further assumed that all information contained in all documents reviewed by us is true and complete and that each grant of an award pursuant to the Plan has been or will be duly authorized.

Based on the foregoing, and subject to the qualifications and limitations set forth herein, and assuming (1) the Post-Effective Amendment has become effective under the Securities Act and that such effectiveness remains in effect throughout the period during which the Shares are offered and sold, and (2) payment of the full exercise price has been tendered to the Company for the Shares to be obtained through the exercise of stock options and other awards under the Plan, we are of the opinion that the Shares to be offered and sold pursuant to the Post-Effective Amendment have been duly authorized for issuance under the Plan, and the Shares, when issued and paid for in accordance with the terms of the Plan, will be legally issued, fully-paid and non-assessable.

This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein. Please note that we are opining as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is solely for your benefit in connection with the filing of the Post-Effective Amendment and may not be quoted or relied upon by any other person or used for any other purpose, without our prior written consent.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statements in accordance with the requirements of Item 601(b)(5) of Regulation S-B under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ White White & Van Etten PC

WHITE WHITE & VAN ETTEN PC